EXPENSE LIMITATION AGREEMENT

THE DREYFUS CORPORATION

200 Park Avenue

New York, New York 10166

November 15, 2013

Dreyfus Short Duration Bond Fund

200 Park Avenue

New York, New York 10166

Re:       Expense Limitation

Ladies and Gentlemen:

The Dreyfus Corporation (“Dreyfus”), intending to be legally bound, hereby confirms its agreement in respect of Dreyfus Short Duration Bond Fund (the “Fund”) as follows:

Until November 15, 2014, Dreyfus will waive receipt of its fees and/or assume the expenses of the Fund so that the expenses of none of the classes of shares of the Fund (excluding Rule 12b-1fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .35% of the value of the Fund’s average daily net assets. On or after November 15, 2014, Dreyfus may terminate this expense limitation at any time.

This Agreement may only be amended by agreement of the Fund upon the approval of the Board of Trustees of the Fund and Dreyfus to lower the net amounts shown and may only be terminated prior to November 15, 2014 in the event of termination of the Management Agreement between Dreyfus and the Fund.

                                                                          THE DREYFUS CORPORATION

                                                                          By: /s/ Bradley J. Skapyak
                                                                                Name: Bradley J. Skapyak

                                                                                Title:   President

Accepted and Agreed To:

DREYFUS SHORT DURATION BOND FUND

By: /s/ James Windels

      Name: James Windels

      Title:   Treasurer